                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                SCHEDULE 13G
                               (RULE 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
         TO RULES 13d-1((b),(c) AND (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO 13d-2(b)

                            (AMENDMENT NO.     )*
                                          -----

                                ARQULE, INC.
                                ------------
                              (Name of Issuer)

                               COMMON STOCK
                               ------------
                       (Title of Class of Securities)

                               04269E 10 7
                               -----------
                              (CUSIP Number)

                              JUNE 15, 1998
                              -------------
               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     /X/ Rule 13d-1(c)

     / / Rule 13d-1(d)

____________________________

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

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CUSIP NO. 04269E 10 7                                Page 2 of 7 Pages
          ---------

-------------------------------------------------------------------------------
 (1) Name of Reporting Person.
            BIOTECHNOLOGY VALUE FUND, L.P.

     I.R.S. Identification No. of above persons (entities only).
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  /X/
     of a Group*                             (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     DELAWARE
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       302,000
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    0
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    302,000
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     302,000
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares*
             / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     2.5%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     PN
-------------------------------------------------------------------------------

             * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 04269E 10 7                                Page 3 of 7 Pages
          ---------

-------------------------------------------------------------------------------
 (1) Names of Reporting Person.
            BVF PARTNERS, L.P.

     I.R.S. Identification No. of above person (entities only).
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  /X/
     of a Group*                             (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     DELAWARE
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       643,000
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    0
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    643,000
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     643,000
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares*
               / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     5.4%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     PN
-------------------------------------------------------------------------------

             * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 04269E 10 7                                Page 4 of 7 Pages
          ---------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
            BVF INC.

     I.R.S. Identification No. of above persons (entities only).
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  /X/
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     DELAWARE
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       643,000
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    0
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    643,000
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     643,000
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares*
                  / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     5.4%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IA, CO
-------------------------------------------------------------------------------

             * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 04269E 10 7                                Page 5 of 7 Pages
          ---------

ITEM 1.   (a)   Name of Issuer

                Arqule, Inc. ("Arqule")

          (b)   Address of Issuer's Principal Executive Offices
                200 Boston Avenue, Suite 1000
                Medford, Massachusetts 02155

ITEM 2.   (a)   Name of Person Filing

                This schedule is being filed on behalf of the following
                  persons*:
                (i)   Biotechnology Value Fund, L.P. ("BVF")
                (ii)  BVF Partners L.P. ("Partners")
                (iii) BVF Inc. ("BVF Inc.")

                * Attached as Exhibit A is a copy of an agreement among the persons filing (as specified hereinabove) that this
                      Schedule 13G is being filed on behalf of each of them.

ITEM 2.   (b)   Address of Principal Business Office.

                The principal business office of the persons comprising the group filing this Schedule 13G is located at 333 West Wacker Drive, Suite 1600, Chicago, Illinois 60606.

ITEM 2.   (c)   Citizenship

                BVF:          a Delaware limited partnership
                Partners      a Delaware limited partnership
                BVF Inc.      a Delaware corporation

ITEM 2.   (d)   Title of Class of Securities

                Common Stock, par value $.01 per share.

ITEM 2.   (e)   CUSIP Number

                04269E 10 7

ITEM 3.         IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(c),
                   CHECK THIS BOX: /X/

CUSIP NO. 04269E 10 7                                Page 6 of 7 Pages
          ---------

ITEM 4.  OWNERSHIP

         The information in items 1 and 5 through 11 on the cover pages (pp. 2 - 5) on Schedule 13G is hereby incorporated by reference.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          BVF shares voting and dispositive power over the shares of the common stock it beneficially owns with Partners. Partners and BVF Inc. share voting and dispositive power over the shares of the common stock they beneficially own with, in addition to BVF, certain managed accounts on whose behalf Partners, as investment manager, purchased such shares. None of the managed accounts individually owns more than 5% of the common stock of Arqule.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable


ITEM 10. CERTIFICATION

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 04269E 10 7                                Page 7 of 7 Pages
          ---------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:    June 19, 1998.


                             BIOTECHNOLOGY VALUE FUND, L.P.

                             By:  BVF Partners L.P., its general partner

                                  By:  BVF Inc., its general partner


                                       By: /s/ Mark N. Lampert
                                           -------------------
                                           Mark N. Lampert
                                           President


                             BVF PARTNERS L.P.

                             By:  BVF Inc., its general partner


                                  By: /s/ Mark N. Lampert
                                      -------------------
                                      Mark N. Lampert
                                      President


                             BVF INC.


                             By: /s/ Mark N. Lampert
                                 -------------------
                                 Mark N. Lampert
                                 President

                                                                   EXHIBIT A


                           AGREEMENT REGARDING JOINT FILING



     The undersigned, Biotechnology Value Fund, L.P., a Delaware limited partnership, and BVF Partners L.P., a Delaware limited partnership, and BVF Inc., a Delaware corporation, hereby agree and acknowledge that the information required by Schedule 13G, to which this Agreement is attached as an exhibit, is filed on behalf of each of them. The undersigned further agree that any amendments or supplements thereto shall also be filed on behalf of each of them.

Dated:  June 19, 1998.


                             BIOTECHNOLOGY VALUE FUND, L.P.

                             By:  BVF Partners L.P., its general partner

                                  By:  BVF Inc., its general partner


                                       By: /s/ Mark N. Lampert
                                           -------------------
                                           Mark N. Lampert
                                           President


                             BVF PARTNERS L.P.

                             By:  BVF Inc., its general partner


                                  By: /s/ Mark N. Lampert
                                      -------------------
                                      Mark N. Lampert
                                      President


                             BVF INC.


                             By: /s/ Mark N. Lampert
                                 -------------------
                                 Mark N. Lampert
                                 President